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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 11-K



(Mark One)

[ X ] ANNUAL REPORT PURSUANT TO SECTION 15(d) of the SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended - December 31, 1999

                                      OR

[   ]    TRANSITION REPORT PURSUANT TO SECTION 15(d) of the SECURITIES EXCHANGE
         ACT OF 1934

For the transition period from _____ to _____

Commission file number - 33-55214

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                    AMERICAN SOFTWARE, INC. 401(k)/PROFIT SHARING PLAN 470 EAST PACES FERRY ROAD, N.E.
                    ATLANTA, GEORGIA  30305

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                    AMERICAN SOFTWARE, INC.
                    470 EAST PACES FERRY ROAD, N.E.
                    ATLANTA, GEORGIA  30305

                             REQUIRED INFORMATION
Financial Statements:
    1.  Not required.
    2.  Not required.
    3.  Not required.
    4. ERISA financial statements for the Plan year ended December 31, 1999 are attached as Exhibit 99.1 to this Report and incorporated herein by this reference.

                                  SIGNATURES

    The Plan.  Pursuant to the requirements of the Securities Exchange Act
    --------
of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                            AMERICAN SOFTWARE, INC. 401(k)/PROFIT SHARING PLAN

Date:  June 28, 2000        By:   /s/Vincent C. Klinges
                              ------------------------------------------------
                            Name and Title: Vincent  C. Klinges,
                                            Chief Financial Officer
                                          ------------------------------------
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                                 EXHIBIT INDEX


     DESCRIPTION                                                  PAGE NUMBER
     -----------                                                  -----------

99.1 Annual Financial Statements of American Software,
     Inc. 401(k)/Profit Sharing Plan for year ended
     December 31, 1999                                                 3